Exhibit 10.1

RECEIVABLES SALES AGREEMENT

     RECEIVABLES SALES AGREEMENT (this “Agreement”), dated as of March 28, 2005, by and between TRINSIC COMMUNICATIONS, INC., a Delaware corporation and TOUCH 1 COMMUNICATIONS, INC., an Alabama corporation, collectively as Seller and Subservicer, and THERMO CREDIT, LLC, a Colorado limited liability company, as Purchaser and Master Servicer.

WITNESSETH:

     WHEREAS, the Seller desires to factor certain of its telecommunication receivables and the Purchaser is in the business of factoring certain telecommunication receivables from time to time;

     WHEREAS, the Purchaser may, but shall not be required to act in the capacity of Master Servicer to perform certain servicing, administrative and collection functions in respect of the receivables purchased by the Purchaser under this Agreement (the “Purchased Receivables”);

     WHEREAS, the Purchaser and the Master Servicer desire that the Subservicer be appointed to perform certain servicing, administrative and collection functions in respect of the Purchased Receivables; and

     WHEREAS, the Seller has been requested, and is willing, to act as the Subservicer.

     NOW, THEREFORE, the parties agree as follows:

ARTICLE I — DEFINITIONS

     Section 1.1 Certain Defined Terms. Capitalized terms used in this Agreement have the respective meanings set forth on Exhibit A, or as elsewhere provided in this Agreement. In the event of a conflict, the meaning given in Exhibit A shall prevail.

     Section 1.2 Other Terms. All accounting terms not specifically defined in this Agreement shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC, and not specifically defined in this Agreement, are used in this Agreement as defined in such Article 9.

ARTICLE II — PURCHASE AND SALE; ESTABLISHMENT OF ACCOUNTS

     Section 2.1 Offer to Sell. Seller shall offer to sell, transfer, assign and set over to Purchaser those Eligible Receivables set forth on a list of such Eligible Receivables which such list shall be delivered by the Seller to the Purchaser no later than three (3) Business Days prior to each Purchase Date.

     Section 2.2 Purchase of Receivables. Upon receipt of the list of Eligible Receivables pursuant to Section 2.1, the Master Servicer, in its sole discretion, will confirm which of the Eligible Receivables offered by Seller that the Purchaser will Purchase. The Purchase of such

Receivables shall occur upon payment of the Advance Amount. Upon Purchase of the Receivables, Seller shall be deemed to have sold, transferred, assigned, set over and conveyed to Purchaser, without recourse except as expressly provided herein, all of Seller’s right, title and interest in and to the Purchased Receivables. The Seller shall not take any action inconsistent with such ownership and shall not claim any ownership in any Purchased Receivable. The Seller shall indicate in its Records that ownership interest in any Purchased Receivable is held by the Purchaser. In addition, the Seller shall respond to any inquiries with respect to ownership of a Purchased Receivable by stating that it is no longer the owner of such Purchased Receivable and that ownership of such Purchased Receivable is held by the Purchaser. Documents relating to the Purchased Receivables shall be held in trust by the Seller and the Subservicer, for the benefit of the Purchaser as the owner of the Purchased Receivables, and possession of any Required Information relating to the Purchased Receivables so retained is for the sole purpose of facilitating the servicing of the Purchased Receivables and carrying out the terms of this Agreement. Such retention and possession is at the will of the Purchaser and in a custodial capacity for the benefit of the Purchaser only.

     Section 2.3 Purchase Price and Payment. The Purchase Price for Receivables purchased on any Purchase Date shall be an amount equal to the aggregate Net Values of such Purchased Receivables. The Advance Amount shall be the Net Value of the Purchased Receivables after deducting applicable LEC and billing fees, adjustments and reserves (or an estimate thereof) and application of the Gross Liquidation Rate, reduced by (a) the Discount Fees as of such Purchase Date, (b) the amount, if any, by which the Thermo Contingency Account is less than the Specified Thermo Contingency Account Balance as of such Purchase Date, (c) any Rejected Receivable Amount not otherwise paid pursuant to Section 4.4, and (d) other amounts due the Purchaser in accordance with this Agreement. The Advance Amount shall be paid to the Seller by immediately available funds on the Purchase Date. At any time the Net Value of outstanding Purchased Receivables shall not exceed the Purchase Commitment.

     Section 2.4 Establishment of Accounts; Conveyance of Interests Therein; Investments. (a) Except as may otherwise be established by Purchaser, in writing, a Lockbox Account will be established or assigned, as the case may be, for the benefit of the Purchaser into which all Collections from Payors with respect to Receivables shall be deposited. The Lockbox Account will be maintained at the expense of the Seller. The Seller agrees to deposit all Collections it receives with respect to Receivables in said Lockbox Account and will instruct all Payors to make all payments on Receivables to said Lockbox Account. All funds in said Lockbox Account will be remitted as instructed by the Master Servicer in accordance with the terms of this Agreement.

          (b) The Purchaser has established and shall maintain the Thermo Contingency Account.

          (c) The Seller does hereby sell, transfer, assign, set over and convey to the Purchaser all right, title and interest of the Seller in and to all amounts deposited, from time to time, in the Lockbox Account, and Thermo Contingency Account. Any Collections relating to Receivables held by the Seller or the Subservicer pending deposit to the Lockbox Account as provided in this Agreement, shall be held in trust for the benefit of the Purchaser until such amounts are deposited into the Lockbox Account. All Collections in respect of Purchased Receivables received by the Seller and not deposited directly by the Payor in the Lockbox Account shall be remitted to the Lockbox Account no later than the following Business Day, and if such Collections are not remitted on a timely basis, in addition to its other remedies hereunder, the Purchaser shall be entitled to receive the Misdirected Payment Fee.

     Section 2.5 Grant of Security Interest. It is the intention of the parties to this Agreement that payment of the Advance Amount by the Purchaser to the Seller for Purchased Receivables to be made under this Agreement shall constitute an absolute sale of such Purchased Receivables and not a loan. In the event, however, that a court of competent jurisdiction were to hold that the transaction evidenced by this Agreement constitutes a loan and not a purchase and sale, it is the intention of the parties that this Agreement shall constitute a security agreement under the UCC and any other applicable law, and that the Seller shall be deemed to have granted to the Purchaser a first priority perfected security interest in all of the Seller’s right, title and interest in, to and under: the Purchased Receivables; the Records; all payments of principal of or interest on such Purchased Receivables; all amounts on deposit from time to time in the Lockbox Account and the Thermo Contingency Account; all other rights relating to and payment made under this Agreement, and all proceeds of any of the foregoing.

     Section 2.6 Further Action Evidencing Purchases. The Seller agrees that, from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or appropriate, or that the Purchaser may reasonably request, in order to perfect, protect or more fully evidence the transfer of ownership of and its security interest in the Purchased Receivables and other assets in which Seller grants to Purchaser a security interest in accordance with Section 8.2 below, and to enable the Purchaser to exercise or enforce any of its rights under this Agreement.

ARTICLE III — CONDITIONS OF PURCHASES

     Section 3.1 Conditions Precedent to All Purchases. Each Purchase from the Seller by the Purchaser shall be subject to the conditions precedent that as of each Purchase Date:

          (a) No Event of Seller Default has occurred and the Seller is in compliance with each of its covenants and representations set forth in Sections 4.1 and 4.2 of this Agreement;

          (b) The Seller shall have made available to the Purchaser a complete copy of all of Seller’s then current Carrier Agreements, Clearinghouse Agreements and Billing and Collection Agreements and any amendment or modification of such agreements;

          (c) The Seller shall have made available to the Purchaser a copy of each written notice delivered by or received by either the Carrier, Billing and Collection Agent, Clearinghouse Agent or the Seller with respect to any Carrier Agreements, Clearinghouse Agreements and/or the Billing and Collection Agreements, except written notices not involving a material effect or change to the contractual relationship;

          (d) The Seller shall have delivered to the Purchaser evidence satisfactory to the Purchaser of consent to service or other properly documented LOA’s (including both paper and electronic) for the Payors;

          (e) The Termination Date shall not have occurred; and

          (f) The Seller shall have taken such other action, including but not limited to delivery of an opinion of counsel in the form of Exhibit D hereto, and delivered such other approvals, opinions or documents to the Purchaser, as the Purchaser may reasonably request;

          (g) The Seller shall deliver to Purchaser a copy of all sales scripts and LOA’s to be independently reviewed by a mutually agreeable third party and Seller cannot deviate from the language of the script or LOA without having such changes reviewed and approved;

          (h) To the extent the Seller markets through telemarketing, Seller shall subscribe to both state and federal, as the case may be, do not call lists and will comply with all changes and revisions to such rules. In addition, Seller shall utilize an independent third-party verification company to verify all telemarketing orders for service; and

          (i) Seller shall provide Purchaser with proofs of previous, current and ongoing compliance with both Federal and State USF contributions which includes copying Purchaser on all Form 499 A’s and Q’s that are filed by Seller.

ARTICLE IV — REPRESENTATIONS, WARRANTIES
AND COVENANTS OF THE SELLER

     Section 4.1 Representations, Warranties and Covenants as to the Seller. The Seller represents and warrants to the Purchaser and Master Servicer, as of the date of the initial Purchase Date and as of each Purchase Date thereafter, as follows:

          (a) The Seller is duly organized, validly existing and in good standing under the laws of its state of incorporation or other formation and is duly qualified to do business and is in good standing in each jurisdiction in which it is doing business and has the power and authority to own and convey all of its properties and assets and to execute and deliver this Agreement and the Related Documents and to perform the transactions contemplated thereby; and each is the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms;

          (b) The execution, delivery and performance by the Seller of this Agreement and the Related Documents and the transactions contemplated thereby (i) have been duly authorized by all necessary corporate or other action on the part of the Seller, (ii) do not contravene or cause the Seller to be in default under (A) any contractual restriction contained in any loan or other agreement or instrument binding on or affecting the Seller or its property; or (B) any law, rule, regulation, order, writ, judgment, award, injunction, or decree applicable to, binding on or affecting the Seller or its property and (iii) do not result in or require the creation of any Adverse Claim upon or with respect to any of the property of the Seller (other than in favor of the Purchaser as contemplated hereunder), all as more fully certified by the Seller in the form of Exhibit C attached hereto;

          (c) Except as set forth on Schedule 4.1(e), there is no court order, judgment, writ, pending or threatened action, suit or proceeding, of a material nature against or affecting the Seller, its officers, managers or directors, or the property of the Seller, in any court or tribunal, or before any arbitrator of any kind or before or by any Governmental Authority (i) asserting the invalidity of this Agreement or any of the Related Documents, (ii) seeking to prevent the sale and assignment of any Receivable or the consummation of any of the transactions contemplated thereby, (iii) seeking any determination or ruling that might materially and adversely affect the Seller, this Agreement, the Related Documents, the Receivables, the Contracts or any LOA, or (iv) asserting a claim for payment of money in excess of $50,000;

          (d) The primary business of the Seller is the provision of telecommunication services and/or equipment. All telecommunications license numbers issued to the Seller by any Governmental Authority are set forth on Schedule 2 and the Seller has complied in all material respects with all applicable laws, rules, regulations, orders and related Contracts, and has and maintains all permits, licenses, certifications, authorizations, registrations, approvals and consents of Governmental Authorities or any other party necessary for the business of the Seller and each of its subsidiaries;

          (e) The Seller (i) has filed and paid on a timely basis all taxes and corresponding tax returns (federal, state and local ) required to be filed and has paid or made adequate provisions for the payment of all taxes, assessments, and other governmental charges due from the Seller; (ii) the financial statements of the Seller in reports to the United States Securities and Exchange Commission, copies of which have been made available to the Purchaser, fairly present the financial condition of the Seller, all in accordance with generally accepted accounting principles consistently applied; (iii) since September 30, 2004, there has been no material adverse change in any such condition, business or operations (except as has been disclosed to the Purchaser or made available to the Purchaser in reports to the United States Securities and Exchange Commission); and (iv) the Seller has delivered to the Purchaser within 45 days after the end of each subsequent three month period except after the fiscal year end), and, 90 days after the fiscal year end of the Seller, the financial statements, including balance sheet, income statement and statement of cash flows prepared in accordance with generally accepted accounting principles, of the Seller as of the end of such three-month period or fiscal year, as the case may be, certified by the chief financial officer and chief executive officer of the Seller;

          (f) All information furnished by or on behalf of the Seller to the Master Servicer or the Purchaser in connection with this Agreement is true and complete in all material respects and does not omit to state a material fact and the sales of Purchased Receivables under this Agreement are made by the Seller in good faith and without intent to hinder, delay or defraud present or future creditors of the Seller;

          (g) The Lockbox Account is the only lockbox account to which Payors have been instructed to direct Receivable proceeds and each Payor of an Eligible Receivable has been directed upon its receipt of the notice attached hereto as Exhibit B, which such notice was mailed not less than two (2) Business Days prior to the Purchase Date, to remit all payments with respect to such Receivable for deposit in the Lockbox Account;

          (h) The principal place of business and chief executive office of the Seller are located at the address of the Seller set forth under its signature below and there are not now, and during the past four months there have not been, any other locations where the Seller is located (as that term is used in the UCC) or keeps Records except as set forth in the designated space beneath its signature line in this Agreement;

          (i) The exact name of the Seller as it appears in its Articles of Incorporation, Formation or Organization is as set forth at the beginning of this Agreement and, except as set forth on Schedule 3, the Seller has not changed its legal name in the last six (6) years, and during such period, the Seller did not use, nor does the Seller now use any tradenames, fictitious names, assumed names or “doing business as” names;

          (j) The federal taxpayer identification number of the Seller is as set forth under its signature below;

          (k) The Seller has not done anything to impede or interfere with the collection by the Purchaser of the Purchased Receivables and shall not, without Purchaser’s prior written consent, amend, waive or otherwise permit or agree to any deviation from the terms or conditions of any Purchased Receivable or any related Carrier Agreement, Clearinghouse Agreement, Billing and Collection Agreement, Contract or LOA which (i) may create an Adverse Claim with respect to any Receivable or (ii) would materially affect the ability of the Subservicer or the Master Servicer to act in each’s capacity as such; and

          (l) For federal income tax reporting and accounting purposes, the Seller will treat the sale of each Purchased Receivable pursuant to this Agreement as a sale of, or absolute assignment of its full right, title and ownership interest in such Purchased Receivable to the Purchaser.

References to financial statements of the Seller in this Agreement refer to the consolidated financial statements of Trinsic, Inc., the parent corporation.

     Section 4.2 Representations and Warranties of the Seller as to Purchased Receivables. With respect to each Purchased Receivable sold pursuant to this Agreement the Seller represents and warrants, as of the date hereof and as of the date of each subsequent Purchase Date, as follows:

          (a) Such Purchased Receivable (i) includes all the Required Information; (ii) is the liability of Eligible Payor and (iii) was created by the provision or sale of telecommunication services or equipment by the Seller in the ordinary course of its business; (iv) has a Purchase Date no later than 45 days after its Billing Date; (v) is not a Purchased Receivable as to which, as of any Determination Date, payment by the Payor of such Receivable has been received and is not duplicative of any other Receivable; and (vi) is owned by the Seller free and clear of any Adverse Claim, and the Seller has the right to sell, assign and transfer the same and interests therein as contemplated under this Agreement without consent other than those secured and delivered to the Purchaser on or prior to the Closing Date from any Governmental Authority, the Payor, a Carrier, the Billing and Collection Agent, the Clearinghouse Agent or any other Person.

          (b) The Eligible Receivable Amount set forth in the applicable Required Information of such Receivable is payable in United States Dollars and shall not exceed with respect to any one individual Payor of any Payor Class the amounts or percentages (%) reflected in Schedule 1 and Schedule 1 (A), unless approved in writing by the Purchaser in advance, other than an Eligible Receivable payable under a Billing and Collection Agreement as set forth on the attached Schedule 4, and is net of any adjustments or other modifications contemplated by any Carrier Agreement, Clearinghouse Agreement, Billing and Collection Agreement or otherwise and neither the Receivable nor the related Carrier Agreement, Clearinghouse Agreement, Billing and Collection Agreement or Contract has or will be compromised, adjusted, extended, satisfied, subordinated, rescinded, set-off or modified by the Seller, the Payor, the Carrier, the Clearinghouse Agent or the Billing and Collection Agent, and is not nor will be subject to compromise, adjustment, termination or modification, whether arising out of transactions concerning the Contract, any Carrier Agreement, Clearinghouse Agreement, Billing and Collection Agreement or otherwise; and

          (c) There are no procedures or investigations pending or threatened before any Governmental Authority (i) asserting the invalidity of such Receivable, Carrier Agreement, Clearinghouse Agreement, Billing and Collection Agreement, LOA or such Contract; (ii) asserting the bankruptcy or insolvency of the related Payor; (iii) seeking the payment of such Receivable or payment and performance of the related Carrier Agreement, Clearinghouse Agreement, Billing and Collection Agreement, or such other Contract or LOA; or (iv) seeking any determination or ruling that might materially and adversely affect the validity or enforceability of such Receivable or the related Carrier Agreement, Clearinghouse Agreement, Billing and Collection Agreement, or such other Contract or LOA.

     Section 4.3 Negative Covenants of the Seller. The Seller shall not, without the written consent of the Purchaser and the Master Servicer:

          (a) Create, purport to create or suffer to exist any Adverse Claim or lien upon any Receivable and related Contracts, its Customer Base, the Lockbox Account, or any other account in which any Collections of any Receivable are deposited, or assign any right to receive income in respect of any Receivable;

          (b) Submit or permit to be submitted to Payors any invoice for telecommunication services or equipment rendered by or on behalf of Seller which contains a “pay to” address other than the Lockbox Account;

          (c) Make any change to (i) the location of its chief executive office or the location of the office where Records are kept or (ii) its corporate name or use any tradenames, fictitious names, assumed names or “doing business as” names;

          (d) Make any change to or file for a new federal taxpayer identification number; or;

          (e) Enter into or execute any Clearinghouse Agreement or Billing and Collection Agreement (other than those listed on Schedule 4 hereof) or any amendment or modification thereof.

     Section 4.4 Repurchase Obligations. Upon discovery by any party to this Agreement of a breach of any representation or warranty in Sections 4.1 or 4.2 of this Article IV which materially and adversely affects the value of a Purchased Receivable or the interests of the Purchaser therein (herein a “Rejected Receivable”), the party discovering such breach shall give prompt written notice to the other parties to this Agreement. Thereafter, on the next Purchase Date, the Net Value of the Rejected Receivables shall be deducted from the Purchase Price of the Eligible Receivables pursuant to Section 2. To the extent the amount of that Advance Amount is insufficient, Purchaser shall make demand upon the Seller to pay any such deficiency to the Purchaser within three (3) Business Days of receipt of notice from Purchaser. Upon payment of the amount due by the Seller to the Purchaser under this Section 4.4, the subject Purchased Receivable will be reconveyed to the Seller without recourse.

     Section 4.5 Commitment Fee. The Seller will pay to the Purchaser the Commitment Fee. The initial Commitment Fee will be the amount or percentage (%) reflected in Schedule 1 and Schedule 1 (A), and will be payable in three (3) installments: the first in the amount of 1% of the Commitment at the time of the first Purchase, the second in the amount of 1% of the Commitment on the first anniversary of the date of this Agreement, and the third in the amount of .5% of the Commitment on the second anniversary of the date of this Agreement. Any increases in the Purchase Commitment will require payment of additional Commitment Fees of the amount or percentage (%) reflected in Schedule 1 and Schedule 1 (A) payable at the time of the increase. The Commitment Fee shall be deemed earned and payable upon execution of this Agreement and shall be deducted from the Advance Amount when due.

     Section 4.6 Discount Fees. Seller shall pay to Purchaser an initial Discount Fee of the amount or percentage (%) reflected in Schedule 1 and Schedule 1 (A), as adjusted from time to time; additional Discount Fees will be charged at a rate specified in Schedule 1 and Schedule 1 (A). If uncollected after 120 days from the Billing Date, the Billed Amount will be deemed uncollectible and a Rejected Receivable. The Discount Fees shall be deducted from the Advance Amount.

ARTICLE V — ACCOUNTS ADMINISTRATION

     Section 5.1 Appointment of Master Servicer. Purchaser may from time to time appoint and delegate to a third party the duties of Master Servicer under this Agreement. If a third party Master Servicer is appointed, Purchaser shall so notify Seller, and such notice shall be deemed to confirm to Seller that Purchaser has appointed the Master Servicer (including any successors thereto), its agent and attorney-in-fact, with full power of substitution, to take any and all reasonable steps in the Seller’s name and on the Seller’s behalf necessary or desirable in the determination of the Master Servicer to collect all amounts due under any and all Purchased Receivables, process all Collections, commence proceedings with respect to enforcing payment of such Purchased Receivables and the related Contracts, and adjusting, settling or compromising the account or payment thereof. Upon receipt of Purchaser’s notice of appointment, the Seller shall furnish the Master Servicer (and any successors thereto) with any specific powers of attorney and other documents necessary or appropriate to enable the Master Servicer to carry out its servicing and administrative duties under this Agreement, and shall cooperate with the Master Servicer to the fullest extent in order to ensure the collectability of the Purchased Receivables. To the extent the Purchaser shall have delegated its duties with respect to any Purchased Receivable or related Contracts, it shall not be obligated to perform any of the obligations of the Master Servicer hereunder.

     Section 5.2 Lockbox Account. The Purchaser and the Master Service acknowledge that certain amounts deposited in the Lockbox Account may relate to Receivables other than Purchased Receivables and that such amounts continue to be owned by the Seller. All such amounts shall be administered in accordance with Section 5.4.

     Section 5.3 Determinations of the Master Servicer. On each Determination Date, the Master Servicer will determine:

          (a) the Net Value of all Purchased Receivables which have become Rejected Receivables since the prior Purchase Date (the “Rejected Receivable Amount”);

          (b) the amount of Collections up to the Purchase Price of all Purchased Receivables received since the prior Determination Date (the “Paid Receivables Amount”);

          (c) the Net Value of all Purchased Receivables which have become Defaulted Receivables since the prior Purchase Date (the “Defaulted Receivable Amount”);

          (d) the aggregate amount deposited in the Lockbox Account in excess of the Purchase Price of each Purchased Receivable, including Collections pertaining to Receivables not purchased under this Agreement, since the prior Determination Date (the “Excess Collection Amount”); and

          (e) the Net Value of all Purchased Receivables less the Rejected Receivable Amount and the Defaulted Receivable Amount as of the current Determination Date (the “Current Net Value Amount”).

     The Master Servicer’s determinations of the foregoing amounts shall be conclusive in the absence of manifest error. The Master Servicer shall provide to Seller and Purchaser on a monthly basis a settlement statement setting forth the determinations made by it under this Section 5.3. The Master Servicer shall timely notify the Purchaser and Seller of such determinations.

     Section 5.4 Distributions from Accounts. (a) On each Determination Date, following the determinations set forth in Section 5.3, the Master Servicer will distribute any amount owed to the Seller pursuant to Section 5.3 by wire transfer.

          (b) Until the Termination Date, with reasonable best efforts on each Purchase Date or in any event within two (2) Business Days of each such Purchase Date, the Master Servicer shall pay to the Purchaser all amounts due and owing the Purchaser in accordance with this Agreement and pay the balance, if any, to the Seller by wire transfer; provided, however, with respect to Receivables processed or cleared pursuant to any Carrier Agreement, Clearinghouse Agreement or Billing and Collection Agreement, if applicable, any Excess Collection Amount shall be retained by the Purchaser until such time that the Seller’s billing cycle (or batch) to which such Excess Collection Amount applies is deemed closed by the Purchaser which, absent the occurrence of an Event of Seller Default and provided that the Purchaser has received information in sufficient form and format to allow the Purchaser to properly apply and/or post Collections against Purchased Receivables, will occur no later than the next immediate Purchase Date following such determination to an account designated by the Seller.

     Section 5.5 Allocation of Moneys following Termination Date. (a) Upon the occurrence of a Termination Date hereunder, the Master Servicer shall administer and monitor the Lockbox Account and any and all Collections and apply the amount of such Collections to the outstanding Net Value of Purchased Receivables. To the extent any Purchased Receivable becomes a Defaulted Receivable, the Purchaser may withdraw an amount equal to such Defaulted Receivable Amount from the Thermo Contingency Account and deposit such amount in the Lockbox Account, provided, however, that such recourse is expressly limited to the monies which comprise the Thermo Contingency Account at the time of the Termination Date which shall not at any time exceed the Specified Thermo Contingency Account Balance. Thereafter, any Excess Collection Amount which relates to Receivables not purchased by the Purchaser may not be used for deposit to the Thermo Contingency Account and shall be otherwise administered in accordance with this Agreement.

          (b) In any event, following the Termination Date and the Purchaser’s receipt of the Termination Fee, if any, the Seller may, at its option, repurchase all previously Purchased Receivables by depositing with the Purchaser the then aggregate uncollected portion of the Advance Amount with respect to such Purchased Receivables. Following such payment and any other amount due and owing the Purchaser under this Agreement, including without limitation any due but unpaid Commitment Fees or Discount Fees, this Agreement shall be deemed terminated.

          (c) On the first Determination Date on which the aggregate Net Value of all Purchased Receivables (other than Defaulted Receivables) is less than the aggregate amount remaining in the Thermo Contingency Account, the Master Servicer shall disburse all remaining amounts held in the Thermo Contingency Account to the Seller and all interests of the Purchaser in all Purchased Receivables owned by the Purchaser shall be reconveyed and reassigned by the Purchaser to the Seller, without recourse. Following such disbursement and reconveyance, this Agreement shall be deemed terminated.

ARTICLE VI — APPOINTMENT OF THE SUBSERVICER

     Section 6.1 Appointment of the Subservicer. As consideration for the Seller’s receipt of Excess Collection Amount, the Master Servicer and the Purchaser hereby appoint the

Seller and the Seller hereby accepts such appointment to act as Subservicer under this Agreement. The Subservicer shall service the Purchased Receivables and enforce the Purchaser’s respective rights and interests in and under each Purchased Receivable and each related Contract or LOA; and shall take, or cause to be taken, all such actions as may be necessary or advisable to service, administer and collect each Purchased Receivable all in accordance with (i) customary and prudent servicing procedures for telecommunication receivables of a similar type, and (ii) all applicable laws, rules and regulations; and shall serve in such capacity until the termination of its responsibilities pursuant to Section 6.4 or 7.1. The Subservicer may, only with the prior consent of the Purchaser, subcontract with a third party for billing, collection, servicing or administration of the Receivables. Any termination or resignation of the Subservicer under this Agreement shall not affect any claims that the Purchaser may have against the Subservicer for events or actions taken or not taken by the Subservicer arising prior to any such termination or resignation.

     Section 6.2 Duties and Obligations of the Subservicer. (a) The Subservicer shall at any time permit the Purchaser, the Master Servicer or any of their representatives to visit the offices of the Subservicer and examine and make copies of all Servicing Records;

          (b) The Subservicer shall notify the Purchaser or the Master Servicer of any action, suit, proceeding, dispute, offset, deduction, defense or counterclaim that is or may be asserted by any Person with respect to any Purchased Receivable;

     Section 6.3 Subservicing Expenses. The Subservicer shall be required to pay for all expenses incurred by the Subservicer in connection with its activities hereunder (including any payments to accountants, counsel or any other Person) and shall not be entitled to any payment or reimbursement therefore.

     Section 6.4 Subservicer Not to Resign. The Subservicer shall not resign from the duties and responsibilities hereunder except upon Purchaser’s or Master Servicer’s determination that (a) the performance of Subservicer’s duties hereunder has become impermissible under applicable law and (b) there is no reasonable action which the Subservicer could take to make the performance of its duties hereunder permissible under applicable law evidenced as to clause (a) above by an opinion of counsel to such effect delivered to the Purchaser.

     Section 6.5 Authorization of the Master Servicer. Should the Subservicer ever be released of its duties for whatever reason, the Seller hereby authorizes and irrevocably appoints the Master Servicer (including any successors thereto), its agent and attorney in fact, with full power of substitution, to take any and all reasonable steps in the Seller’s name and on the Seller’s behalf necessary or desirable in the determination of the Master Servicer to collect all amounts due under any and all Purchased Receivables, process all Collections, commence proceedings with respect to enforcing payment of such Purchased Receivables and the related Contracts, and adjusting, settling or compromising the account or payment thereof. The Seller shall furnish the Master Servicer (and any successors thereto) with any specific powers of attorney and other documents necessary or appropriate to enable the Master Servicer to carry out its servicing and administrative duties under this Agreement, and shall cooperate with the

Master Servicer to the fullest extent in order to ensure the collectability of the Purchased Receivables.

ARTICLE VII — EVENTS OF SELLER DEFAULT

     Section 7.1 Events of Seller Default. If any of the following events (each, an “Event of Seller Default”) shall occur and be continuing:

          (a) The Seller (either as Seller or Subservicer) shall materially fail to perform or observe any term, covenant or agreement contained in this Agreement;

          (b) An Insolvency Event shall have occurred;

          (c) There is a material breach of any of the representations and warranties of the Seller as stated in Sections 4.1 or 4.2 that has remained uncured for a period of 10 days following receipt of written notice with respect thereto;

          (d) Any Governmental Authority shall file notice of a lien with regard to any of the assets of the Seller or with regard to the Seller which remains undischarged for a period of 30 days after receipt;

          (e) As of the first day of any month, the aggregate Net Value of Purchased Receivables which became Defaulted Receivables or Rejected Receivables during the prior three-month period shall exceed 5.0% of the average aggregate Net Values of all Purchased Receivables then owned by the Purchaser at the end of each of such three months;

          (f) This Agreement shall for any reason cease to evidence the transfer to the Purchaser (or its assignees or transferees) of the legal and equitable title to, and ownership of, the Purchased Receivables;

          (g) The termination of any Clearinghouse Agreement, if applicable, and/or any Carrier Agreement or Billing and Collection Agreement for any reason whatsoever absent the consummation of a substitute Clearinghouse Agreement, Carrier Agreement and/or Billing and Collections Agreement, as the case may be, and without the Seller’s prior written consent, and/or any invoice due and owing by the Seller relating to any Carrier Agreement, Clearinghouse Agreement or Billing and Collection Agreement has become more than thirty days past due;

          (h) The amount deposited hereunder (net of withdrawals required hereunder) in the Thermo Contingency Account has remained at less than the Specified Thermo Contingency Account Balance for fourteen consecutive days; or

          (i) The Seller shall be in violation or default of any regulation, requirement, citation, statute, mandate, notice or decree of a Governmental Authority and fail to remedy such violation within any available grace period, if any;

          (j) The Seller (either as Seller or Subservicer) shall fail in the payment of any sums due a Carrier as and when such sums are payable after taking into account any available grace period, if any;

          (k) Failure of Seller to notify Purchaser within three (3) business days of Seller’s receipt or service of any material notification from a Governmental Authority.

          (l) A Termination Event shall have occurred

then and in any such event, the Master Servicing may, by written notice to the Seller and the Purchaser (with a copy to Purchaser’s legal counsel) declare that an Event of Seller Default shall have occurred and, the Termination Date shall forthwith occur, without demand, protest or further notice of any kind, and the Purchaser shall make no further Purchases from the Seller. The Purchaser and the Master Servicer shall have, in addition to all other rights and remedies under this Agreement, all other rights and remedies provided under the UCC and other applicable law, which rights shall be cumulative.

ARTICLE VIII — INDEMNIFICATION AND SECURITY INTEREST

     Section 8.1 Indemnities by the Seller. (a) Without limiting any other rights that the Purchaser, the Master Servicer, or any director, officer, employee or agent of either such party (each an “Indemnified Party”) may have under this Agreement or under applicable law, the Seller hereby agrees to indemnify each Indemnified Party from and against any and all third-party claims, losses, liabilities, obligations, damages, penalties, actions, judgments, suits, and related costs and expenses of any nature whatsoever, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) which may be imposed on, incurred by or asserted against an Indemnified Party in any way arising out of or relating to this Agreement or the ownership of the Purchased Receivables or in respect of any Receivable or any Contract, excluding, however, Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party.

          (b) Any Indemnified Amounts subject to the indemnification provisions of this Section shall be paid to the Indemnified Party within five (5) Business Days following demand therefor, together with interest at the highest rate permitted by law from the date of demand for such Indemnified Amount.

     Section 8.2 Additional Security Interest. In addition to and not in limitation of any security interest granted to Purchaser under Section 2.5 and Schedule 1 and Schedule 1 (A), Seller hereby grants to the Purchaser a first priority perfected security interest in the Seller’s Customer Base, including but not limited to, all past, present and future customer contracts, lists, agreements, LOA’s or arrangements relating thereto; all of the Seller’s right, title and interest in, to and under all of the Seller’s Receivables not sold to the Purchaser hereunder, including all rights to payments under any related Contracts, contract rights, instruments, documents, chattel paper, general intangibles, LOA’s or other agreements with all Payors and all the Collections, Records and proceeds thereof; any other obligations or rights of Seller to receive any payments in money or kind; all cash or non-cash proceeds of the foregoing; all of the right, title and interest of the Seller in and with respect to the goods, services or other property which gave rise to or which secure any of the foregoing as security for the timely payment and performance of any and all obligations the Seller or the Subservicer may owe the Purchaser under Sections 2.3, 4.4, 5.3, 8.1, 9.4 of this Agreement and any applicable Termination Fee, but excluding recourses for unpaid Purchased Receivables. This Section 8.2 shall constitute a security agreement under the UCC and any other applicable law and the Purchaser shall have the rights and remedies of a secured party thereunder. Such security interest shall be further evidenced by execution of appropriate UCC-1 financing statements prepared by and acceptable to the Purchaser, and such other further assurances that may be reasonably requested by the Purchaser from time to time.

ARTICLE IX — MISCELLANEOUS

     Section 9.1 Notice. Any notice or demand which, by provision of this Agreement, is required or permitted to be given by one party to the other party hereunder shall be given by (i) deposit, postage prepaid, in the mail, registered or certified mail, or (ii) delivery to a recognized express courier service, or (iii) delivery by hand, or (iv) transmittal by facsimile machine, in each case addressed (until address or addresses is given in writing by such party to the other party). All notices, other than those sent by facsimile, so given shall be deemed effective upon actual receipt by a responsible officer of the addressee or, if proper delivery is attempted but refused, upon attempted delivery. All notices sent by facsimile transmission shall be deemed received upon the transmitter’s receipt of acknowledgment of receipt from the offices of such addressee, provided, however, that a hard copy of such notice is properly sent by other permissible means not later than the following business day after the facsimile transmission. For the purposes hereof, notices hereunder shall be sent to the following addresses, or to such other addresses as each such party may in writing hereafter indicate:

SELLER

Address:	100 Brookwood Road
Atmore, Alabama 36502-5751

Officer:	Chief Financial Officer
Fax Number:	251.368.1314

PURCHASER

Address:	1250 Poydras Street
Suite 500
New Orleans, LA 70113
Officer:	Seth Block, Executive Vice-President
Jack V. Eumont, Executive Vice-President
Fax Number: 504/620-3103

     Section 9.2 Remedies. No failure or delay on the part of the Purchaser or the Master Servicer to exercise any right hereunder shall operate as a waiver or partial waiver thereof. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     Section 9.3 Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of the Seller, the Subservicer, the Purchaser, the Master Servicer and their respective successors and permitted assigns. Neither the Seller nor the Subservicer may assign any of their rights or delegate any of their obligations hereunder or any interest herein without the prior written consent of the Purchaser and the Master Servicer. The Purchaser may, at any time, without the consent of the Seller or the Subservicer, assign any of its rights and obligations hereunder or interest herein to any Person. Without limiting the generality of the foregoing, the Seller acknowledges that the Purchaser may assign its collateral rights hereunder for the benefit of third parties. The Seller does hereby further agree to execute and deliver to the Purchaser all documents and amendments presented to the Seller by the Purchaser in order to effectuate the assignment by the Purchaser in furtherance of this Section 9.3 consistent with the terms and provisions of this Agreement. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until its termination; provided, that the rights and remedies with respect to any breach of any representation and warranty made by the Seller or the Master Servicer pursuant to Article IV and the indemnification and payment provisions of Article VIII shall be continuing and shall survive any termination of this Agreement.

     Section 9.4 Costs, Expenses and Taxes. (a) In addition to the rights of indemnification under Article VIII, the Seller agrees to pay upon demand unless otherwise deducted from the Advance Amount, all reasonable costs and expenses in connection with this Agreement and the other documents to be delivered hereunder, including, without limitation: (i) the periodic auditing of the Seller and the modification or amendment of this Agreement; (ii) the reasonable fees and out-of-pocket expenses of counsel for the Purchaser or the Master Servicer with respect to (A) advising the Purchaser as to its rights and remedies under this Agreement or (B) the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement or the other documents to be delivered hereunder; and (iii) any and all stamp, sales, excise and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement or the other agreements and documents to be delivered hereunder, and agrees to indemnify and save each Indemnified Party from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

          (b) If the Seller or the Subservicer fails to pay any Lockbox Account fees or other charges or debits related to such accounts, or to pay or perform any agreement or obligation contained under this Agreement, the Purchaser may, or may direct the Master Servicer to pay or perform, or cause payment or performance of, such agreement or obligation, and the expenses of the Purchaser or the Master Servicer incurred in connection therewith shall be payable by the party which has failed to so perform upon demand unless otherwise deducted from the Advance Amount.

     Section 9.5 Amendments; Waivers, Consents. No modification, amendment or waiver of, or with respect to, any provision of this Agreement or the Related Documents, shall be effective unless it shall be in writing and signed by each of the parties hereto. This Agreement, the Related Documents and the documents referred to therein embody the entire agreement among the Seller, the Subservicer, the Purchaser and the Master Servicer, and

supersede all prior agreements and understandings relating to the subject hereof, whether written or oral.

     Section 9.6 Arbitration. Seller and Purchaser agree that upon the written demand of either party, whether made before or after the institution of any legal proceedings, but prior to the rendering of any judgment in that proceeding, all disputes, claims and controversies between them, whether individual, joint, or class in nature, arising from this Agreement, or otherwise, including without limitation contract disputes and tort claims, shall be resolved by binding arbitration pursuant to the Commercial Rules of the American Arbitration Association (“AAA”). Any arbitration proceeding held pursuant to this arbitration provision shall be conducted in the city nearest Purchaser’s address having an AAA regional office, or at any other place selected by mutual agreement of the parties. No act to take, seize, sell or otherwise dispose of any collateral security, including without limitation the Collateral, shall constitute a waiver of this arbitration agreement or be prohibited by this arbitration agreement. Judgment upon any award rendered by any arbitrator may be entered in any court having jurisdiction. All statute of limitations, prescriptive periods, estoppel, waiver, laches and similar doctrines which would otherwise be applicable in an action brought by a party shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of any action for these purposes. The Federal Arbitration Act (Title 9 of the United States Code) shall apply to the construction, interpretation, and enforcement of this arbitration provision.

     Section 9.7 GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PROVISIONS) OF THE STATE OF LOUISIANA, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE INTERESTS OF THE PURCHASER IN THE PURCHASED RECEIVABLES OR REMEDIES HEREUNDER OR THEREUNDER, IN RESPECT THEREOF, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF LOUISIANA.

          (b) THE SELLER AND THE SUBSERVICER HEREBY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF LOUISIANA AND THE UNITED STATES DISTRICT COURT LOCATED IN THE EASTERN DISTRICT OF LOUISIANA, AND EACH WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY REGISTERED MAIL DIRECTED TO THE ADDRESS SET FORTH ON THE SIGNATURE PAGE HEREOF AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE DAYS AFTER THE SAME SHALL HAVE BEEN DEPOSITED IN THE U.S. MAILS, POSTAGE PREPAID. THE SELLER AND THE SUBSERVICER EACH HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF THE PURCHASER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE PURCHASER TO BRING ANY ACTION OR PROCEEDING AGAINST THE SELLER OR ITS PROPERTY, OR THE SUBSERVICER OR ITS PROPERTY IN THE COURTS OF ANY

OTHER JURISDICTION. THE SELLER AND THE SUBSERVICER EACH HEREBY AGREE THAT THE EXCLUSIVE AND APPROPRIATE FORUMS FOR ANY DISPUTE HEREUNDER ARE THE COURTS OF THE STATE OF LOUISIANA AND THE UNITED STATES DISTRICT COURT LOCATED IN THE EASTERN DISTRICT OF LOUISIANA AND AGREE NOT TO INSTITUTE ANY ACTION IN ANY OTHER FORUM.

          (c) THE SELLER, AND THE SUBSERVICER EACH HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR IN CONNECTION WITH THIS AGREEMENT. INSTEAD, ANY DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

     Section 9.8 No Lien Termination without Release. In recognition of the Purchaser’s right to have its attorneys’ fees and other expenses incurred in connection with this Agreement secured by the security interests granted herein, notwithstanding payment in full of all obligations Seller may owe the Purchaser, Purchaser shall not be required to record any terminations or satisfactions of any of Purchaser’s liens created or granted herein unless and until Seller has executed and delivered to Purchaser a general release in the form of Exhibit E hereto. Seller understands that this provision constitutes a waiver of its rights under §9-513 of the UCC.

     Section 9.9 Conflict. Unless otherwise expressly stated in any other agreement between Purchaser and Seller, if a conflict exists between the provisions of this Agreement and the provisions of such other agreement, the provisions of this Agreement shall control.

     Section 9.10 Authorization for Release of Information. Seller hereby authorizes and directs any Person to release to Purchaser, and any of its employees, representatives, agents, attorneys or accountants (collectively the “Purchaser Party”), any and all documents, information and writings in such Person’s possession relating to Seller, the Purchased Receivables, the Records, the Servicing Records, the Required Information, the Related Documents, or this Agreement, which said documents, information or writings may include, but are not limited to, any and all records of any sort, reports, statements, notes, correspondence and memoranda relating to Seller or the negotiation, execution, preparation or delivery of this Agreement, whether or not generated by such Person but in its possession or control. Seller further authorizes and directs such Person to respond to any oral communication from any Purchaser Party to discuss the documents, information or writings produced. Except for documents, information and writings created in anticipation of litigation, all privileges are hereby waived with respect to the production of documents, information and writings and such Person is hereby released in connection with the disclosure of the aforesaid documents, information and writings. Seller hereby appoints Purchaser as its attorney-in-fact with full power, in the name and stead of Seller, to take any action and execute any instruments or documents the Seller may be requested or required to execute or provide with respect to the release, discussion or disclosure of the documents, information and writing being requested, which appointment as attorney-in-fact is irrevocable and coupled with an interest.

     Section 9.11 Survival. All representations, warranties and agreements herein contained shall be effective so long as any portion of this Agreement remains executory.

     Section 9.12 Severability. In the event any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, then such provision shall be ineffective only to the extent of such prohibition or invalidity, and the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     Section 9.13 Enforcement. This Agreement and the Related Documents are the product of negotiation and preparation by and among each party and its respective attorneys. Accordingly, this Agreement shall be construed without regard to the rule that ambiguities in a document are to be construed against the draftsman. No inferences shall be drawn from the fact that the final, duly executed Agreement differs in any respect from any previous draft hereof.

     Section 9.14 Relationship of Parties. The relationship of the parties hereto shall be that of seller and purchaser of accounts, and Purchaser shall not be a fiduciary of the Seller, although Seller may be a fiduciary of the Purchaser, and such relationship shall not, under any circumstance whatsoever, be construed to be a joint venture, joint adventure or partnership.

     Section 9.15 Entire Agreement. This Agreement and the Related Documents constitute the entire agreement of the parties with respect to the subject matter and supersedes all other agreements and understandings between the parties hereto, verbal or written, express or implied, relating to the subject matter hereof. No promises of any kind have been made by Purchaser or any third party to induce Seller to execute this Agreement. No course of dealing, course of performance or trade usage, and no parole evidence of any nature, shall be used to supplement or modify any terms of this Agreement.

     Section 9.16 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument. Delivery of an executed counterpart of the signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement, and any party delivering such an executed counterpart of the signature page to this Agreement by facsimile to any other party shall thereafter also promptly deliver a manually executed counterpart of this Agreement to such other party, provided that the failure to deliver such manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

     Section 9.17. Confidentiality.

  (a) The Purchaser will hold Confidential Information in confidence and trust and limit disclosure of such Confidential Information strictly to its employees and agents who have a need to know such Confidential Information for the purposes of this Agreement. The Purchaser will not disclose, use, or permit the use or disclosure of Confidential Information, except in satisfying its obligations under this Agreement. The

Purchaser will protect Confidential Information from inappropriate disclosure, whether inadvertent or intentional, using at least the same degree of care the Purchaser ordinarily use in safeguarding and protecting its own proprietary information, but in no event using less than reasonable care. Notwithstanding the foregoing, the Purchaser may disclose Confidential Information if such disclosure is required by applicable law, rule or regulation, a court order or an order of a similar judicial or administrative body or the rules of any securities exchange; provided, however, that the Purchaser notifies Seller of such requirement immediately and in writing, and cooperate reasonably with Seller in obtaining a protective or similar order with respect thereto.

     (b) For the purposes of this Agreement, “Confidential Information” means all information delivered to Purchaser by Seller or delivered pursuant to Section 9.10 of this Agreement and includes without limitation (i) customer information, customer usage information, supplier information, distributor information, material terms of any contracts (including this Agreement), marketing philosophies, strategies, techniques and objectives (including service roll-out dates and volume estimates), legal and regulatory positions and strategies, advertising and promotional copy, competitive advantages and disadvantages, non-published financial data, network configurations, product or service plans, designs, software, costs, prices and names, inventions, discoveries, technological developments, “know how,” business opportunities (including planned or proposed financings, mergers, acquisitions, ventures and partnerships) and methodologies and processes (including the look and feel of computer screens and reports) for provisioning (that is, the process by which Seller is established as a customer’s primary carrier, whether in connection with interexchange carriers or incumbent local exchange carriers), customer assistance, order acceptance and tracking, repairs, and commissions; (ii) information designated in writing (at the time of delivery or within a reasonable time thereafter) or conspicuously marked as “confidential” or “proprietary” or likewise designated or marked with words of similar import; (iii) information for which Customer has an obligation of confidentiality so long as such obligation is known to the Purchaser; and (iv) information which by its nature or the circumstances surrounding its delivery a reasonable person would conclude that it is confidential or proprietary. The term “Confidential Information” excludes information that: (i) is or becomes generally known or available by publication, commercial use or otherwise through no fault of the Purchaser; (ii) is known and has been reduced to tangible form by the Purchaser at the time of disclosure and is not subject to restriction; (iii) is independently developed by the Purchaser without use of Confidential Information; (iv) is lawfully obtained from a third party who has the right to make such disclosure; or (v) is released for publication by Seller in writing.

     (c) If the Purchaser receives any written or oral third party request, order, instruction or solicitation for the disclosure of Confidential Information not in conformance with this Agreement or if the Purchaser becomes aware of any attempt by a third party to improperly gain Confidential Information, the Purchaser will immediately notify Seller of such request, order, instruction or solicitation or of such attempt and fully disclose the details surrounding such request, order, instruction or solicitation or attempt.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

TRINSIC COMMUNICATIONS, INC., as Seller and Subservicer

By:

Name:	Frank M. Grillo
Title:	President

Address at which the chief executive office is located:

Address:	100 Brookwood Road
Atmore, Alabama 36502-5751
Attention:	Chief Financial Officer
Telephone No.: 251-368-8600
Facsimile No.: 251.368.1314
Tax I.D. No.: 59-34686356

Additional names under which and locations at which the Seller does business and maintains Records:

Z-Tel Communications, Inc. and Tampa, Florida

TOUCH ONE COMMUNICATIONS, INC., as Seller and Subservicer

By:

Name:	Frank Grillo
Title:	Vice President

Address at which the chief executive office is located:

Address:	100 Brookwood Road
Atmore, Alabama 36502-5751
Attention:	Chief Financial Officer
Telephone No.: 251-368-8600
Facsimile No.: 251.368.1314
Tax I.D. No.: 63-1125463

Additional names under which and locations at which the Seller does business and maintains Records:

None

THERMO CREDIT, LLC

By:

Name:	Seth Block or Jack V. Eumont
Title:	Executive Vice President

Address at which the chief executive office is located:

Address:	1250 Poydras Street, Suite 500
New Orleans, LA 70113
Attention: Seth Block / Jack V. Eumont
Telephone No.: (504) 620-3100
Facsimile No.: (504) 620-3103

SCHEDULE 1
Direct Sales Receivables

Fees and Rate Schedule

Seller: TRINSIC COMMUNICATIONS, INC., and TOUCH 1 COMMUNICATIONS, INC.,

Commitment Amount (Exhibit A): $21,000,000(twenty-one million dollars) of Direct Sales Receivables.

Commitment Fee (Sec. 4.5): 2.5% of the initial Commitment Amount; 2.5 % of any increases in the Commitment Amount.

Eligible Receivable limitation (Sec. 4.2 (b)): 1.0% of the aggregate outstanding balance of Direct Sales receivables under the Facility.

Initial Gross Liquidation Rate (Sec. 2.3 / Exhibit A): 70%; however, the first purchase will be at 75%.

Discount Fees (Sec. 4.6):

o	Initial Fee: 2.50% % of the Purchased Receivables;

o	Minimum discount Fees— Direct Sales Receivables—$10,000 per month for months 3-6, $15,000 per month for months 7-12, and $25,000 per month 13-30.

Termination Fee (Exhibit A): 4.0% of the Purchase Commitment. If the Termination occurs after the first anniversary of the Closing Date and 60 day notice is provided, the termination fee is 3.0% of the Purchase Commitment.

SCHEDULE 1 (A)
LEC Sales Receivables

Fees and Rate Schedule

Seller: TRINSIC COMMUNICATIONS, INC., and TOUCH 1 COMMUNICATIONS, INC.,

Commitment Amount (Exhibit A): $1,000,000 (one million dollars) of LEC Sales Receivables.

Commitment Fee (Sec. 4.5): 2.5% of the initial Commitment Amount; 2.5 % of any increases in the Commitment Amount.

Eligible Receivable limitation (Sec. 4.2 (b)): 20.0% of the aggregate outstanding balance of LEC Sales receivables under the Facility.

Initial Gross Liquidation Rate (Sec. 2.3 / Exhibit A): 70%; however, the first purchase will be at 75%.

Discount Fees (Sec. 4.6):

o	Initial Fee: 2.50% % of the Purchased Receivables;

o	Minimum discount Fees as follows—LEC Sales Receivables—$2,000 per month for months 3-6, $2,500 per month for months 7-12, and $3,000 per month 13-30.

Termination Fee (Exhibit A): 4.0% of the Purchase Commitment. If the Termination occurs after the first anniversary of the Closing Date and 60 day notice is provided, the termination fee is 3.0% of the Purchase Commitment.

SCHEDULE 2

LIST OF GOVERNMENTAL AUTHORITY LICENSE NUMBERS

SCHEDULE 3

LIST OF TRADENAMES, ETC.

SCHEDULE 4

LIST OF CLEARINGHOUSE AGREEMENTS
AND
BILLING AND COLLECTION AGREEMENTS

EXHIBIT A

DEFINITIONS

     “Advance Amount” means the amount established pursuant to Section 2.3.

     “Adverse Claim” means any claim of ownership, any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement having the effect of a lien or security interest.

     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person within the meaning of control under Section 15 of the Securities Act of 1933.

     “Billed Amount” means, with respect to any Purchased Receivable the amount billed or to be billed to the related Payor with respect thereto prior to the application of any Gross Liquidation Rate.

     “Billing and Collection Agent” means the party performing billing and collection services for and on behalf of the Seller pursuant to the terms of a Billing and Collection Agreement.

     “Billing and Collection Agreement” means any written agreement whereby a party is obligated to provide end-user billing and collection services with respect to the Seller’s accounts.

     “Billing Date” means the date on which the invoice with respect to a Receivable was submitted to the related Payor which shall be not more than 45 days from the date on which telecommunication services were provided to the end user of such services.

     “Business Day” means any day of the year other than a Saturday, Sunday or any day on which banks are required, or authorized, by law to close in New Orleans, Louisiana.

     “Carrier” means a provider of telecommunication services which such services are resold by the Seller.

     “Carrier Agreement” means any written agreement, contract or arrangement whereby a Carrier is obligated to provide certain services to the Seller.

     “Clearinghouse Agent” means the party performing services for and on behalf of the Seller pursuant to the terms and provisions of a Clearinghouse Agreement.

     “Clearinghouse Agreement” means any written agreement, contract or arrangement whereby a party is obligated to perform services for the Seller, relating to processing information provided by the Seller to the Clearinghouse Agent and remitting such processed information to one or more Billing and Collection Agents for billing and collection of Seller’s accounts.

     “Collections” means, with respect to any Receivable, all cash collections and other cash proceeds of such Receivable.

     “Commitment Fee” has the meaning specified in Section 4.5.

     “Contract” means an agreement (or agreements) pursuant to, or under which, a Payor shall be obligated to pay for telecommunication services rendered by the Seller from time to time.

     “Current Net Value Amount” has the meaning specified in Section 5.3(e).

     “Customer Base” means all of the Seller’s past, present and future customer contracts, agreements, LOA’s or other arrangements, any customer list relating thereto and any information regarding prospective customers and contracts, agreements, LOA’s or other arrangements and all of the goodwill and other intangible assets associated with any of the foregoing.

     “Defaulted Receivable” means a Receivable as to which, on any Determination Date (a) any part of the Net Value thereof remains unpaid for more than 120 days from the Billing Date for such Receivable; or (b) the Payor thereof has taken any action, or suffered any event to occur, of the type described in Section 7.1(f) or (g); or (c) the Master Servicer otherwise deems any part of the Net Value thereof to be uncollectible for reasons other than a breach of a representation or warranty under Article IV hereof.

     “Defaulted Receivable Amount” has the meaning specified in Section 5.3(c).

     “Determination Date” means the Business Day preceding the Purchase Date of each [week] [month].

     “Discount Fee” has the meaning specified in Section 4.6.

     “Eligible Payor” means a Payor which is (a) (i) a corporation, limited liability company, partnership or any other statutory organization organized under the laws of any jurisdiction in the United States and having its principal office in the United States; (ii) an individual or sole proprietorship which is a resident of any jurisdiction in the United States; (iii) a Clearinghouse Agent; or (iv) a Billing and Collection Agent; (b) not an Affiliate of any of the parties hereto; (c) has executed and delivered to the Seller either (I) a Contract, (ii) an LOA, (iii) a Clearinghouse Agreement or (iv) a Billing and Collection Agreement; and (d) not subject to bankruptcy or insolvency proceedings at the time of sale of the Receivables to be purchased.

     “Eligible Receivable” means, at any time, a Receivable as to which the representations and warranties of Section 4.2 are true and correct in all respects at the time of Purchase.

     “Eligible Receivable Amount” means, with respect to any Eligible Receivable, an amount equal to its Billed Amount.

     “Event of Seller Default” has the meaning specified in Section 7.1.

     “Excess Collection Amount” has the meaning specified in Section 5.3(d).

     “Governmental Authority” means the United States of America, Federal, any state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions thereof or pertaining thereto.

     “Gross Liquidation Rate” means a factor, determined by the Master Servicer from time to time, with respect to a designated Payor Class based on, among other criteria, (i) the Seller’s historical experience with respect to Collections for such Payor Class, (ii) the terms and provisions of any Billing and Collection Agreement and (iii) the terms and provisions of any Clearinghouse Agreement, determined on the basis of actual Collections which are expected to be received on a Receivable within 90 days of its Billing Date. The initial Gross Liquidation Rate is reflected in Schedule 1 and Schedule 1 (A).

     “Insolvency Event” means the occurrence of an event whereby the Seller makes a general assignment for the benefit of creditors; or where any proceeding is instituted by or against the Seller seeking to adjudicate it a bankrupt or insolvent, or which seeks the liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of the Seller or any of its Debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, custodian or other similar official for it or for any substantial part of its property.

     “LOA” means a letter of agency, or other authorization, obtained by the Seller from each Payor designating the Seller as its long distance telecommunications provider and otherwise of a type or in a form acceptable under applicable laws.

     “Lockbox Account” means the account established pursuant to Section 2.4(a).

     “Master Servicer” means Thermo Credit, L.L.C., a Colorado limited liability company, or any Person designated as the successor Master Servicer, and its successors and assigns, from time to time.

     “Misdirected Payment Fee” means fifteen percent (15%) of the amount of any payment on account of a Purchased Receivable which has been received by the Seller and not delivered in kind to the Purchaser on the next business day following the date of receipt by the Seller.

     “Net Value” of any Eligible Receivable at any time means an amount (not less than zero) equal to the Billed Amount of such Receivable minus all Collections received with respect thereto; provided, that if the Master Servicer makes a determination that all payments by the Payor with respect to such Receivable have been made, the Net Value shall be zero.

     “Paid Receivables Amount” has the meaning specified in Section 5.3(b).

     “Payor” means, the Person obligated to make payments in respect of any Receivables.

     “Payor Class” means, with respect to any Payor, one of the following: (a) Clearinghouse Agent; (b) Billing and Collection Agent; (c) statutory organization; or (d) individuals and sole proprietorships.

     “Person” means an individual, partnership, limited liability company, corporation (including a business trust), joint stock company, trust, voluntary association, joint venture, a government or any agency or political subdivision thereof, or any other entity of whatever nature.

     “Purchase” means a purchase by the Purchaser of Eligible Receivables from the Seller pursuant to Section 2.2.

     “Purchase Commitment” means the amount reflected in Schedule 1 and Schedule 1 (A).

     “Purchase Date” means the date on which the Purchaser initially Purchases Receivables from the Seller and thereafter the designated day or date of each week or month that Purchaser and Seller have agreed that Purchases will occur.

     “Purchase Price” has the meaning specified in Section 2.3.

     “Purchased Receivable” means any Receivable which has been purchased by the Purchaser hereunder including a Rejected Receivable prior to its repurchase.

     “Purchaser” means Thermo Credit LLC, a Colorado limited liability company, together with its successors and assigns.

     “Receivable” means any “account” (as defined in the UCC) now owned or hereafter acquired by the Seller, and shall also mean and include (a) an account receivable arising from the provision or sale of telecommunication services (and any services or sales ancillary thereto) by the Seller including the right to payment of any interest or finance charges and other obligations of such Payor with respect thereto; (b) all security interests or liens and property subject thereto from time to time purporting to secure payment by the Payor; (c) all rights, remedies, guarantees, indemnities and warranties and proceeds thereof, proceeds of insurance policies, UCC financing statements and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable including, but not limited to, any Billing and Collection Agreement and any Clearinghouse Agreement, and (d) all Collections, Records and proceeds with respect to any of the foregoing. In the instance of a Receivable with respect to which the Payor is a Billing and Collection Agent pursuant to a Billing and Collection Agreement, the amount owed to the Seller by the Billing and Collection Agent is the “Receivable” which is eligible for Purchase by the Purchaser.

     “Records” means all Contracts, LOA’s and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) prepared and maintained by the Seller, the

Subservicer or Additional Subservicer with respect to Receivables (including Purchased Receivables) and the related Payors.

     “Rejected Receivable Amount” has the meaning specified in Section 5.3(a).

     “Rejected Receivable” has the meaning specified in Section 4.4.

     “Related Documents” means all documents required to be delivered under this Agreement, excluding documents which may be required pursuant to Section 3.1 of this Agreement.

     “Required Information” means, with respect to a Receivable, (a) the Payor, (b) the Eligible Receivable Amount, (c) the Billing Date, (d) the Payor telephone number and (e) the Payor account number, if applicable.

     “Seller” means collectively Trinsic Communications, Inc., a Delaware corporation and Touch 1 Communications, Inc, an Alabama corporation, together with its successors and assigns.

     “Servicing Records” means all documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights)prepared and maintained by the Subservicer, Additional Subservicer or the Master Servicer with respect to the Purchased Receivables and the related Payors.

     “Specified Thermo Contingency Account Balance” means, as of any Purchase Date, an amount equal to 5.00% of the Net Value of Purchased Receivables including (a) Rejected Receivables (net of recoveries) and (b) those Receivables to be purchased on such Purchase Date.

     “Subservicer” means the Seller, or any Person designated as Subservicer hereunder.

     “Termination Date” means the earlier of (a) September 28, 2007; (b) a Termination Event; (c) the occurrence of an uncured Event of Seller Default as set forth in Section 7.1 of this Agreement; or (d) ninety days following the Seller’s delivery of a written notice to the Purchaser setting forth Seller’s desire to terminate this Agreement and the payment of the Termination Fee with respect thereto.

     “Termination Event” means the occurrence of an event under any loan agreement, indenture or governing document following which the funding of the Purchaser to be utilized in purchasing Receivables hereunder may be terminated.

     “Termination Fee” means an amount to be paid by the Seller to the Purchaser as reflected in Schedule 1 and Schedule 1 (A) in the event of an occurrence of an uncured Event of Seller Default resulting in the termination of this Agreement; or (B) in the event the Seller desires to terminate this Agreement, such termination shall be effective only in the event that the Seller has (I) provided the Purchaser 60 days prior written notice thereof and (ii) paid to

Purchaser and Purchaser has received from Seller the Termination Fee outlined in Schedule 1 and Schedule 1 (A).

     “Thermo Contingency Account” means the account established by the Purchaser to which 5.00% of the Net Value of Purchased Receivables, including (a) Rejected Receivables (net of revenues), and (b) those Receivables to be purchased on such Purchase Date is deposited and maintained in accordance with the terms of this Agreement.

     “UCC” means the Uniform Commercial Code, Commercial Laws — Secured Transactions (Louisiana Revised Statutes 10:9-101 through 9-710) in the State of Louisiana, as amended from time to time; provided, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection or the priority of the Security Interests in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than Louisiana, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or priority.

EXHIBIT C
(Corporate Form)

FORM OF CORPORATE CERTIFICATE
FOR THE SELLER

     I hereby certify that I am a duly elected President of Touch 1 Communications, Inc. (in its capacity as Seller, the “Seller”) with all requisite knowledge of the matters set forth below, and further certify as follows:

1.	There has been no change of the Seller’s legal name, identity or corporate structure within the six month period preceding the execution date hereof.

2.	No proceedings looking toward merger, liquidation, dissolution or bankruptcy of the Seller are pending or contemplated.

3.	There is no litigation pending, or to my knowledge, threatened, which, if determined adversely to the Seller, would adversely affect the execution, delivery or enforceability of the Receivables Sales Agreement (the “Receivable Sales Agreement”), dated as of March 28, 2005 by and among the Seller and Trinsic Communications, Inc. and Thermo Credit, LLC (“Thermo”) as Purchaser (the “Purchaser”) and as Master Servicer (the “Master Servicer”), or the sale or servicing of the Receivables as provided therein.

4.	With respect to the Receivable Sales Agreement, the Seller has complied with all the agreements by which it is bound and has satisfied all the conditions on its part to be performed or satisfied prior to the Closing Date.

5.	No Event of Seller Default or other event of default in the performance of any of the Seller’s covenants or agreements under the Receivable Sales Agreement has occurred and is continuing, nor has an event occurred which with the passage of time or notice of both would become such an Event of Seller Default.

6.	The Seller is not a party to, or governed by, any contract, indenture, mortgage, loan agreement, note, lease, deed of trust or other instrument which restricts the Seller’s ability to sell or service telecommunication receivables or consummate any of the transactions contemplated by the Receivable Sales Agreement.

7.	For tax and reporting purposes, the Seller will treat the transfer to the Purchaser of the Seller’s interests in the Receivables as a sale.

8.	The transfer to the Purchaser of the Seller’s interests in the Receivables will be made (a) in good faith and without intent to hinder, delay, or defraud present or future creditors, and (b) in exchange for reasonably equivalent value and fair consideration.

9.	On the date hereof, the Seller (a) was paying its Debts, if any, as they matured; (b) neither intended to incur, nor believed that it would incur, Debts beyond its ability to pay as they mature; and (c) after giving effect to the transfer to the Purchaser of the Seller’s interests in the Receivables, will have an adequate amount of capital to conduct its business and anticipates no difficulty in continuing to do so for the foreseeable future.

10.	The Seller has and maintains all permits, licenses (including any applicable and necessary license, permit or certification from the Federal Communication Commission), authorizations, registrations, approvals and consents of Governmental Authorities necessary for (a) the activities and business of the Seller and each of its Subsidiaries as currently conducted, (b) the ownership, use, operation and maintenance by each of them of its respective properties, facilities and assets, and (c) except with respect to state public utility commission approvals of any security interests contemplated by the Receivable Sales Agreement, the performance by the Seller of the Receivable Sales Agreement.

11.	Without limiting the generality of the foregoing paragraph (a) each Contract of the Seller and each Subsidiary is in full force and effect and has not been amended or otherwise modified, rescinded or revoked or assigned (except adjustments made in the normal course of business) and (b) no condition exists or event has occurred which, in itself or with the giving of notice of lapse of time or both, would result in the suspension, revocation, impairment, forfeiture, and non-renewal thereof.

12.	Other than those UCC financing statements to be filed by the Purchaser and those previously disclosed or otherwise known by Purchaser, no UCC financing statements, federal or state tax liens or judgments with respect to the Purchased Receivables and all other Receivables generated by the Seller have been filed nor shall be filed from and after the date and time of the UCC search results provided by the Seller in accordance with the conditions precedent set forth in the Receivable Sales Agreement.

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13.	As of the date hereof, the undersigned hold the respective office set forth opposite their name, and the signature set forth opposite their name is their genuine signature:

NAME	OFFICE	SIGNATURE
Michael Slauson	President

Frank M. Grillo	Vice-President

Horace J. Davis III	Treasurer

14.	The Seller is a corporation duly organized and validly existing under the laws of the State of Alabama validly acting by and through its Board of Directors. Other than the Articles of Incorporation a true, correct and complete copy of which is attached hereto as Exhibit A and which are in effect on the date hereof, there has been no amendment or other document filed with said Secretary of State with respect to the Seller and no such amendment or other document has been authorized.

15.	The Seller is in good standing (including the payment of all franchise taxes and the filing of required reports) under the laws of the State of Alabama and is duly qualified to do business in all states of the United States.

16.	Attached hereto as Exhibit B is a true, correct and complete copy of the Bylaws of the Seller, and no amendment, modification or rescission is contemplated and said Bylaws continue in force on the date hereof.

17.	Attached hereto as Exhibit C is a true, correct and complete copy of resolutions (the “Resolutions”) duly authorized and adopted by the Board of Directors of the Seller pertaining to the Receivables Sales Agreement; said Resolutions were duly adopted by the unanimous written consent of the Board of Directors without a meeting in accordance with the Certificate of Incorporation and Bylaws of the Seller and have not been amended, modified, annulled or revoked and are in full force and effect; and the instruments referred to in said Resolutions to which the Seller is a party were executed pursuant thereto and in compliance therewith by the duly authorized officer of the Seller.

     All capitalized terms used herein that are not otherwise defined shall have the respective meanings ascribed thereto in the Receivable Sales Agreement.

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     IN WITNESS WHEREOF, I have hereunto signed my name and affixed the sale of the Seller this 28th day of March 2005.

By:

Name: Frank Grillo
Title: Vice President

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EXHIBIT C
(Corporate Form)

FORM OF CORPORATE CERTIFICATE
FOR THE SELLER

     I hereby certify that I am a duly elected President of Trinsic Communications, Inc. (in its capacity as Seller, the “Seller”) with all requisite knowledge of the matters set forth below, and further certify as follows:

1.	Except for the name change from Z-Tel Communications, Inc. to Trinsic Communications, Inc. effective November 22, 2004, there has been no change of the Seller’s legal name, identity or corporate structure within the six month period preceding the execution date hereof.

2.	No proceedings looking toward merger, liquidation, dissolution or bankruptcy of the Seller are pending or contemplated.

3.	There is no litigation pending, or to my knowledge, threatened, which, if determined adversely to the Seller, would adversely affect the execution, delivery or enforceability of the Receivables Sales Agreement (the “Receivable Sales Agreement”), dated as of March 28, 2005 by and among the Seller and Touch 1 Communications, Inc. and Thermo Credit, LLC (“Thermo”) as Purchaser (the “Purchaser”) and as Master Servicer (the “Master Servicer”), or the sale or servicing of the Receivables as provided therein.

4.	With respect to the Receivable Sales Agreement, the Seller has complied with all the agreements by which it is bound and has satisfied all the conditions on its part to be performed or satisfied prior to the Closing Date.

5.	No Event of Seller Default or other event of default in the performance of any of the Seller’s covenants or agreements under the Receivable Sales Agreement has occurred and is continuing, nor has an event occurred which with the passage of time or notice of both would become such an Event of Seller Default.

6.	The Seller is not a party to, or governed by, any contract, indenture, mortgage, loan agreement, note, lease, deed of trust or other instrument which restricts the Seller’s ability to sell or service telecommunication receivables or consummate any of the transactions contemplated by the Receivable Sales Agreement.

7.	For tax and reporting purposes, the Seller will treat the transfer to the Purchaser of the Seller’s interests in the Receivables as a sale.

8.	The transfer to the Purchaser of the Seller’s interests in the Receivables will be made (a) in good faith and without intent to hinder, delay, or defraud present or future creditors, and (b) in exchange for reasonably equivalent value and fair consideration.

9.	On the date hereof, the Seller (a) was paying its Debts, if any, as they matured; (b) neither intended to incur, nor believed that it would incur, Debts beyond its ability to pay as they mature; and (c) after giving effect to the transfer to the Purchaser of the Seller’s interests in the Receivables, will have an adequate amount of capital to conduct its business and anticipates no difficulty in continuing to do so for the foreseeable future.

10.	The Seller has and maintains all permits, licenses (including any applicable and necessary license, permit or certification from the Federal Communication Commission), authorizations, registrations, approvals and consents of Governmental Authorities necessary for (a) the activities and business of the Seller and each of its Subsidiaries as currently conducted, (b) the ownership, use, operation and maintenance by each of them of its respective properties, facilities and assets, and (c) except with respect to state public utility commission approvals of any security interests contemplated by the Financing Agreement, the performance by the Seller of the Receivable Sales Agreement.

11.	Without limiting the generality of the foregoing paragraph (a) each Contract of the Seller and each Subsidiary is in full force and effect and has not been amended or otherwise modified, rescinded or revoked or assigned (except adjustments made in the normal course of business) and (b) no condition exists or event has occurred which, in itself or with the giving of notice of lapse of time or both, would result in the suspension, revocation, impairment, forfeiture, and non-renewal thereof.

12.	Other than those UCC financing statements to be filed by the Purchaser and those previously disclosed or otherwise known by Purchaser, no UCC financing statements, federal or state tax liens or judgments with respect to the Purchased Receivables and all other Receivables generated by the Seller have been filed nor shall be filed from and after the date and time of the UCC search results provided by the Seller in accordance with the conditions precedent set forth in the Receivable Sales Agreement.

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13.	As of the date hereof, the undersigned hold the respective office set forth opposite their name, and the signature set forth opposite their name is their genuine signature:

NAME	OFFICE	SIGNATURE
Frank M. Grillo	President

Horace J. Davis III	Treasurer

14.	The Seller is a corporation duly organized and validly existing under the laws of the State of Delaware validly acting by and through its Board of Directors. Other than the Certificate of Incorporation a true, correct and complete copy of which is attached hereto as Exhibit A and which is in effect on the date hereof, there has been no amendment or other document filed with said Secretary of State with respect to the Seller and no such amendment or other document has been authorized.

15.	The Seller is in good standing (including the payment of all franchise taxes and the filing of required reports) under the laws of the State of Delaware and is duly qualified to do business in all states of the United States.

16.	Attached hereto as Exhibit B is a true, correct and complete copy of the Bylaws of the Seller, and no amendment, modification or rescission is contemplated and said Bylaws continue in force on the date hereof.

17.	Attached hereto as Exhibit C is a true, correct and complete copy of resolutions (the “Resolutions”) duly authorized and adopted by the Board of Directors of the Seller pertaining to the Financing Agreement; said Resolutions were duly adopted by the unanimous written consent of the Board of Directors without a meeting in accordance with the Certificate of Incorporation and Bylaws of the Seller and have not been amended, modified, annulled or revoked and are in full force and effect; and the instruments referred to in said Resolutions to which the Seller is a party were executed pursuant thereto and in compliance therewith by the duly authorized officer of the Seller.

     All capitalized terms used herein that are not otherwise defined shall have the respective meanings ascribed thereto in the Receivable Sales Agreement.

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     IN WITNESS WHEREOF, I have hereunto signed my name and affixed the sale of the Seller this 28th day of March 2005.

By:

Name: Frank M. Grillo
Title: President

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